SAEXPLORATION SELECTED INCOME STATEMENT DATA

($ in millions)

(unaudited)

(U.S. dollars in thousands)	2010	2011	YTD 2012 (1)

Revenue	$140,521	$178,210	$209,300
Direct operating expenses	118,938	151,618	163,046

Gross profit	21,582	26,592	46,254

Selling, general, and administrative expenses	6,865	16,117	19,585
Depreciation expense	177	190	8,483
(Gain) Loss on sale of assets	(515)	(2)	186

Income from operations	15,056	10,287	18,000

Other income (expense):
Other (income) expense, net	3,822	66	77
Interest (income) expense, net	674	624	1,471
Foreign exchange (gain) loss, net	262	(150)	(522)

Total other (income) expense, net	4,759	540	1,026

Income before income taxes	10,297	9,747	16,974

Provision for income taxes	1,206	2,994	6,727

Net income	$9,091	$6,753	$10,246

EBITDA reconciliation

Net income	$9,091	$6,753	$10,246

Provision for income taxes	1,206	2,994	6,727
Interest (income) expense, net	674	624	1,471
Depreciation and amortization	3,493	4,110	8,483

EBITDA	$14,464	$14,481	$26,928

(1) For period January 1, 2012 through September 30, 2012

SAEXPLORATION BALANCE SHEET

($ in millions)

(unaudited)

(U.S. dollars in thousands)	2010 (1)	2011 (1)	2012 (2)
Current assets
Cash and cash equivalents	$7,232	$4,978	$13,921
Restricted cash	176	108	3,700
Accounts receivable	22,956	33,872	54,421
Prepaid expenses	5,497	2,589	7,542
Deferred expenses on contracts	2,996	3,000	3,380
Deferred tax asset, net	728	2,270	1,252
Other current assets	675	-	-

Total current assets	40,259	46,817	84,216

Property and equipment, net	9,695	41,583	50,807
Goodwill and other intangible assets, net	-	3,813	3,765
Other assets	-	1,921	-

Total assets	$49,954	$94,134	$138,788

Current liabilities

Accounts payable	$23,099	$44,216	$28,589
Accrued liabilities	5,619	2,723	11,277
Income and other taxes payable	4,566	3,964	12,304
Accrued payroll and related liabilities	2,739	2,383	6,983
Notes payable	3,607	7,393	21,238
Deferred revenue - current portion	-	3,756	6,389
Capital lease - current portion	-	915	814

Total current liabilities	39,630	65,350	87,592

Capital leases - non-current portion	-	1,669	1,177
Deferred revenue - non-current portion	-	6,429	4,293
Deferred tax liabilities, net	146	1,553	-
Long-term debt	-	-	15,693

Total liabilities	39,776	75,001	108,755

Total shareholders' equity	10,178	19,133	30,034

Total liabilities and shareholders' equity	$49,954	$94,134	$138,788

(1) Fiscal years ending December 31

(2) Balance sheet data as of September 30, 2012